                                                                    EXHIBIT 11.1

                                AMERICREDIT CORP.
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                (dollars in thousands, except per share amounts)

                                                            1998                   1997                    1996
                                                            ----                   ----                    ----
Weighted average shares
  outstanding                                           60,188,788              57,774,724             57,049,142
Incremental shares
  resulting from assumed
  exercise of stock
  options                                                5,014,672               3,799,824              3,357,454
                                                        ----------              ----------             ----------
Weighted average shares
  and assumed incremental
  shares                                                65,203,460              61,574,548             60,406,596
                                                        ==========              ==========             ==========
NET INCOME                                                $ 49,301                $ 29,849               $ 20,765
                                                        ==========              ==========             ==========

EARNINGS PER SHARE:

  Basic                                                     $ 0.82                  $ 0.52                 $ 0.36
                                                        ==========              ==========             ==========
  Diluted                                                   $ 0.76                  $ 0.48                 $ 0.34
                                                        ==========              ==========             ==========

Basic earnings per share has been computed by dividing net income by the weighted average shares outstanding.

Diluted earnings per share has been computed by dividing net income by the weighted average shares and assumed incremental shares. Assumed incremental shares were computed using the treasury stock method. The average common stock market price for the period was used to determine the number of incremental shares.